Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO, Sinclair Broadcast Group, Inc.
(410) 568-1500

SINCLAIR BROADCAST GROUP TO INVEST IN PATRIOT CAPITAL II FUND

    Baltimore, MD (December 18, 2007) — Sinclair Broadcast Group, Inc. (NASDAQ: SBGI), announced today that they intend to make an initial $3.0 million cash investment on a $20.0 million commitment to Patriot Capital II, LP. Fund.  The Patriot Capital fund provides structured debt and mezzanine financing to small businesses.  Patriot Capital II is the successor to Patriot Capital I, LP and Allegiance Capital LP, both small business investment companies (SBIC).  Sinclair has been a limited partner in Allegiance Capital since 1999 and, over that period, invested approximately $9.2 million while realizing distributed profits of $12.5 million to date.  Patriot Capital II is managed by Tom Holland, who was also a managing director of Allegiance Capital.

About Sinclair

     Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 57 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair also holds investments in various other lines of businesses.  For more information, visit the Sinclair website at www.sbgi.net.